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                                          Draft of February 1, 1996





                    The CountryBaskets(SM) Index Fund, Inc.

                            MARKETING AGREEMENT


            MARKETING AGREEMENT (the "Agreement") made as of
________________, 1995, between The CountryBaskets(SM) Index Fund, Inc., a Maryland corporation (the "Company"), and ALPS Mutual Funds Services, Inc., a Colorado corporation ("ALPS").


                           W I T N E S S E T H :

            WHEREAS, the Company is a management investment company organized as a series fund and registered under the Investment Company Act of 1940 (the "1940 Act");

            WHEREAS, the Company has entered into a Distribution Agreement with ALPS providing for, among other things, the distribution and sale of the shares ("CB Shares(SM)") of common stock of its initial nine series (each, a "Series");

            WHEREAS, the Company desires to retain ALPS to provide various marketing and stockholder services with respect to the CS Shares(SM) of the Series as described herein;

            WHEREAS, ALPS desires to render these services to the Company;
and

            WHEREAS, the Company has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (each, a "12b-1 Plan") with respect to each Series and will make payments to ALPS pursuant to such 12b-1 Plans for providing these marketing and stockholder services.

            NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and ALPS agree as follows:


                                 Section 1
                     Marketing and Stockholder Services

            1.1   Definitions.

            (a) The term "Registration Statement" shall mean the registration statement most recently filed from time to time by the Company with the Securities and Exchange Commission (the
      "Commission") and effective under the Securities Act of 1933, as amended (the "1933

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      Act"), and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

            (b) The term "Prospectus" shall mean the prospectus included as part of the Company's Registration Statement, as such prospectus may be amended or supplemented from time to time.

            (c) The term "SAI" shall mean the Statement of Additional Information included as part of the Company's Registration Statement, as such Statement of Additional Information may be amended or supplemented from time to time.

            (d) All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement.

            1.2 ALPS' Representations and Obligations. ALPS represents that:

            (a) It has approval of and consent by all parties necessary to permit it to carry out its obligations under this Agreement, including the consent of the Mariner Funds Trust and the Mariner Mutual Funds Trust;

            (b) It is duly organized as a Colorado corporation and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein; and

            (c) Its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent (except for any consent in writing which shall have been obtained by the date hereof) under or breach of any provision of any agreement or document to which it is a party or by which it is bound.

            1.3 ALPS Obligations. (a) ALPS agrees to make available four regional wholesalers on a full time basis and four product knowledgeable 800-line registered representatives to carry out the marketing plan and provide stockholder services as contemplated by Section 1.4.

            (b)   The regional wholesalers will:

                  (i) within 30 days after the Company's commencement of sales to the public, create four territory business plans;

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                (ii)  conduct product training for the benefit of product
      and branch managers and account executives of broker/dealers who are active or potentially active in the secondary markets for CB Shares(SM);

               (iii) conduct product seminars for the same persons listed in (ii) above and potential retail and institutional investors for CB Shares(SM);

                (iv) be subject to specific activity requirements to be developed as part of the marketing plan as described in Section 1.4; and

                  (v) refer any inquiries concerning Creation Units to the Distributor.

            (c) The four product knowledgeable 800-line registered representatives will be available to:

                  (i) provide support for the wholesalers' activities set forth in (b) above;

                (ii) provide support for broker/dealers active in the secondary market;

               (iii) provide product information suitable for the secondary market upon inquiry; and

                (iv)  maintain lists of dealer contacts.

            (d) Mr. Chris Jemapete will, for the first twelve months following the Company's commencement of sales to the public, spend full-time and be exclusively dedicated to the services to be provided by ALPS hereunder and will be based in the borough of Manhattan and have his principal family residence within commuting distance thereof. Mr. Jemapete will be involved with the services provided by ALPS hereunder as long as he is in the employ of or have any consulting or other relationship with ALPS or any affiliate and the Company so desires.

            (e) At such time as the aggregate average daily net assets of the first nine Series of the Company exceed $1 billion for three successive months, ALPS agrees it will pay $20,000 during the next twelve- months for marketing expenses provided for in the marketing budget. Such annual payments shall continue for succeeding twelve month periods as long as the aggregate average daily net assets of the first nine

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      Series of the Company during the preceding twelve-month period exceed
      $1 billion.

            (f) It is understood that all Prospectuses and SAIs required to be delivered by ALPS under this Agreement or by law, regulation or NYSE or NASD rules shall be delivered at the Company's expense to ALPS at its Denver office.

            1.4  Marketing Plans and Stockholder Servicing.  ALPS agrees:

            (a) to develop in conjunction with the Company and its Adviser a marketing plan to encourage the use and trading of CB Shares(SM) on the secondary market by various elements of the financial community, both institutional and retail, in order to make effective use of the resources provided by ALPS under this Agreement. ALPS agrees to use its best efforts to cooperate with the Company and its Adviser in developing a marketing plan for the first year of this Agreement by 30 days after the Company's commencement of sales to the public. During the term of this Agreement it will continue to work with the Company and its Adviser to adjust such marketing plans as may be appropriate and to develop plans for successive years.

            (b) to work with broker/dealers and other intermediaries who hold CB Shares(SM) for the benefit of their customers to facilitate communications with such customers and to develop a knowledge and understanding of CB Shares(SM) with such customers.

            (c) to consult and advise on the preparation of marketing material with respect to its substance and legality.


                                 Section 2
                  Company's Representation and Obligations

            2.1 Company's Obligations. The Company shall have the following obligations:

            (a) The Company shall take, from time to time, such steps, including payment of the related filing fee, as may be necessary to register CB Shares(SM) under the 1933 Act to the end that CB Shares(SM) of each Series to which the services under this Agreement relate will be registered under the 1933 Act during the term of this Agreement.

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            (b)   The Company will furnish ALPS such marketing material as
      may be agreed upon from time to time to be used in conjunction with the marketing program.

            The Company represents that when such material is signed by an officer or authorized agent of the Company it will be true and correct in all material respects. ALPS will have responsibility for filing and clearing the signed materials with the NASD.


                                 Section 3
                                Compensation

            3.1 Compensation of ALPS. Subject to the terms and conditions of the 12b-1 Plans, each Series will pay to ALPS a fee in compensation for its services hereunder, calculated daily and payable monthly, equal to such Series' allocable portion of the aggregate fees payable by the initial nine Series, as follows:

            (i) .23% per annum of the average aggregate daily net assets of all nine Series ("Aggregate Net Assets") up to Aggregate Net Assets of $200 million, plus

          (ii) .0% per annum of Aggregate Net Assets in excess of $200 million up to $1.5 billion, plus

         (iii) .03% per annum of Aggregate Net Assets in excess of $1.5 billion up to $5 billion, plus

          (iv) .015% per annum of Aggregate Net Assets in excess of $5 billion.

Such fees shall be allocated by the Distributor among the Series subject to this Agreement pro rata in accordance with the [average daily net assets] of the respective Series, the method of such allocation to be subject to the annual review and approval of the Board of Directors of the Fund.

            3.2 Each Series shall reimburse ALPS on a monthly basis for its reasonable costs incurred in connection with the costs to ALPS of marketing materials which ALPS is asked in writing by the Company to provide the Company or the Adviser but not including the costs of any marketing material provided by ALPS pursuant to Section 1.3(e).

            3.3 Segregating Expenses. With respect to reimbursement payments to ALPS pursuant to Section 3.2 as provided by each Series' 12b-1 Plan, ALPS shall indicate with its reimbursement request one or more Series for which

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the expense was incurred.  Reimbursed payments attributable to the Company as a whole shall be requested with allocations for each Series according to the method adopted by the Company's Board of Directors. ALPS' allocation of reimbursed expenses shall be subject to the review of the Company's Board of Directors.


                                 Section 4
                         Termination and Amendment

            4.1 Termination. This Agreement may be terminated at any time as to any Series, without penalty, upon

            (a) sixty days' written notice to the other party, by (i) the Company by the vote of a majority of the members of the Board of Directors of the Company who are not "interested persons" of the Company (as defined in the 1940 Act) who have no direct or indirect financial interest in the operation of the 12b-1 Plan, this Agreement or the Distribution Agreement ("Independent Directors"), or the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Series, or (ii) ALPS, or

            (b)  upon the termination of the Distribution Agreement.

            4.2 Assignment. This Agreement may not be assigned and shall automatically terminate in the event of its "assignment" as defined in the 1940 Act or upon a change of control of ALPS.

            4.3 Amendment. This Agreement may be amended by mutual consent, provided that the Fund's consent to any material amendment to this Agreement requires the approval provided for in paragraph (b)(4) of Rule 12b-1 under the 1940 Act.

            4.4 Non-interested Company Directors. While this Agreement is in effect, the selection and nomination of the Independent Directors shall be committed to the discretion of such Independent Directors.


                                 Section 5
                                   Notice

            5.1 Conditions. The Company shall notify ALPS immediately of:

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            (a)   any request by the Commission for amendments to the
      Company's Registration Statement, Prospectus or SAI, or for additional information;

            (b) any stop order suspending the effectiveness of the Company's Registration Statement or the initiation of any proceeding for that purpose;

            (c) all actions of the Commission with respect to any amendment to the Company's Registration Statement, Prospectus, or Statement of Additional Information.

            5.2 Notification of Parties. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed duly given if addressed and delivered, or mailed by registered mail, postage prepaid, to (1) ALPS Mutual Funds Services, Inc., 310 Seventeenth Street, Suite 2700, Denver, Colorado 80202 Attention:
Chief Financial Officer and (2) The CountryBaskets(SM) Index Fund, Inc. at 31 West 52nd Street, New York, New York 10019, Attention: Secretary.


                                 Section 6
                               Miscellaneous

            6.1 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            6.2 Captions. The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction.

            6.3 Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement's intent and purpose, be replaced, to the extent legally possible, by valid provisions in order to effectuate the intended economic results of the invalid provisions.

            6.4 Exclusivity. ALPS agrees to obtain the prior written approval of the Board of Directors of the Company before agreeing to render or rendering any distribution or marketing services to any investment company, whether directly or through any affiliate ("distribution services"), if the total number of such distribution services arrangements to be provided by ALPS and its affiliates on

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behalf of registered investment companies shall be more than nine (9) in number. None of the nine distribution services arrangements may be for an investment product substantially similar to the CB Shares(SM), which involves an investment company registered under the 1940 Act and listing of the securities for trading on the NYSE or on another securities exchange; provided further that no more than one (1) such distribution services arrangement may be with a company that is primarily a registered broker-dealer with more than 24 retail offices (other than bank branches). The foregoing provisos shall not be applicable: (i) at any time after April 28, 1997; (ii) if ALPS provides services to investment companies which are not distribution services and (iii) if the total net assets of the Company are below $1 billion at any time nine months after the initial issuance of Creation Units of shares by the Fund.

            6.5 Electronic Compatibility. ALPS will adapt its Local Area Network capabilities so that it is compatible and can interface with the equipment of the Adviser for the following utilizations:

            (1)  E-Mail

            (2)  Electronic download of trade activity

            (3) Electronic access to call reports of wholesalers and 800-line registered representatives provided by ALPS under
            Section 1.3.

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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.


                                    THE COUNTRYBASKETS(SM) INDEX
                                      FUND, INC.


                                     By:____________________
                                        Name:
                                        Title:


                                    ALPS MUTUAL FUNDS SERVICES, INC.


                                     By:____________________
                                        Name:
                                        Title: